Exhibit 99.2

AMENDMENT AGREEMENT

TO EMPLOYMENT AGREEMENT

This Amendment Agreement (the “Agreement”) is entered into as of July 2, 2019 by and between Quotient Limited (the “Company”) and Franz Walt (the “Executive”) (collectively, the “Parties”).

A.    The Company and the Executive are currently parties to an Employment Agreement, dated as of May 24, 2018 (the “Employment Agreement”) pursuant to which the Executive is serving as the Company’s Chief Executive Officer for a term of two years ending May 24, 2020.

B.    The Company and the Executive desire to amend the Employment Agreement to provide for the automatic extension of the term set forth therein.

In consideration of the recitals and of the mutual promises and conditions in this Agreement, the Parties agree:

1.    Section 1.2 of the Employment Agreement is amended to read in its entirety as follows:

“Term. The Executive shall commence providing the Services on the Effective Date and continue providing the Services until the two-year anniversary of the Effective Date; provided, however, that on such two-year anniversary and each anniversary thereof, the Term (as defined below) shall automatically be extended for an additional twelve months unless one of the Parties has given the other Party at least three months written notice that the Term shall not be extended (such two year period, and as it may be extended, the “Term”).

2.    Except as specifically set forth herein, the Employment Agreement and all of its terms and conditions remain in full force and effect, and the Employment Agreement is hereby ratified and confirmed in all respects, except that on or after the date of this Agreement all references in the Employment Agreement to “this Employment Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Employment Agreement as amended by this Agreement.

3.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and such counterpart together shall constitute one and the same instrument.

4.    This Agreement, including the validity, interpretation, construction and performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

5.    This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Parties hereto. The Employment Agreement, as amended by this Agreement, embodies the entire agreement and understanding between the Parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

The undersigned fully understand the foregoing Agreement, accept, and agree to each and every paragraph, term and provisions contained in it, and fully accept and agree to it as binding for any and all purposes whatsoever.

The Company: Quotient Limited

By:	/s/ Heino Von Prondzynski
Name:	Heino Von Prondzynski
Title:	Chairman

The Executive:

/s/ Franz Walt
Franz Walt